    As filed with the Securities and Exchange Commission on August 27, 2001
                         Registration No. 333-_______



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              GLOBIX CORPORATION
            (Exact name of registrant as specified in its charter)

           Delaware                             7373                     13-3781263
 (State or other jurisdiction of     (Primary standard industrial      (I.R.S. employer
incorporation or organization)          classification number)       identification number)

                               139 Centre Street
                           New York, New York 10013
                                (212) 334-8500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                                Peter L. Herzig
                            Chief Executive Officer
                              Globix Corporation
                               139 Centre Street
                           New York, New York 10013
                                (212) 334-8500
               (Name, address, including zip code, and telephone
                         number, including area code,
                             of agent for service)

                                ---------------

                                  Copies to:
                           Arnold N. Bressler, Esq.
                   Milberg Weiss Bershad Hynes & Lerach LLP
                            One Pennsylvania Plaza
                           New York, New York 10119
                                (212) 594-5300

                                ---------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

                                               Proposed          Proposed
 Title of Each Class                           Maximum           Maximum
 of Securities To          Amount To Be        Offering Price    Aggregate           Amount of
 Be Registered             Registered (1) (2)  per Security (2)  Offering Price (2)  Registration Fee(3)
--------------------------------------------------------------------------------------------------------------
 Debt Securities(4)....
--------------------------------------------------------------------------------------------------------------
 Preferred Stock, par
 value $0.01 per
 share(5)..............
--------------------------------------------------------------------------------------------------------------
 Common Stock, par
 value $0.01 per
 share(6)..............
--------------------------------------------------------------------------------------------------------------
 Warrants(7)...........
--------------------------------------------------------------------------------------------------------------
 Total.................    $150,000,000.00     $150,000,000      $150,000,000        $37,500
--------------------------------------------------------------------------------------------------------------

                         (footnotes on following page)
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which shall specifically state that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(footnotes from cover)

(1) The initial public offering price of any securities denominated in any foreign currencies or currency units shall be the U.S. dollar equivalent thereof based on the prevailing exchange rates at the respective times such securities are first offered. For securities issued with an original issue discount, the amount to be registered is the amount as shall result in aggregate gross proceeds of $150,000,000.
(2) Pursuant to General Instruction II.D to Form S-3, the Amount To Be Registered, Proposed Maximum Offering Price Per Security and Proposed Maximum Aggregate Offering Price has been omitted for each class of securities which are registered hereby.
(3) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and reflects the maximum offering price of securities that may be issued rather than the principal amount of any securities that may be issued at a discount.
(4) An indeterminate number of debt securities are covered by this Registration Statement. Debt securities may be issued (a) separately or (b) upon exercise of warrants to purchase debt securities which are registered hereby.
(5) An indeterminate number of shares of preferred stock, par value $0.01 per share, are covered by this Registration Statement. Shares of preferred stock may be issued (a) separately, (b) upon the conversion of debt securities which are registered hereby or (c) upon exercise of warrants to purchase shares of preferred stock which are registered hereby.
(6) An indeterminate number of shares of common stock, par value $0.01 per share, are covered by this Registration Statement. Common stock may be issued
(a) separately, (b) upon the conversion of either the debt securities or the shares of preferred stock, each of which are registered hereby or (c) upon exercise of warrants to purchase shares of common stock. Shares of common stock issued upon conversion of the debt securities and the preferred stock will be issued without the payment of additional consideration.
(7) An indeterminate number of warrants, each representing the right to purchase an indeterminate number of debt securities, shares of preferred stock or shares of common stock, each of which are registered hereby, are covered by this Registration Statement.

PROSPECTUS

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to completion, dated August 27, 2001


                         [LOGO OF GLOBIX CORPORATION]

                              Globix Corporation

                                 $150,000,000
                                Debt Securities
                                Preferred Stock
                                 Common Stock
                                   Warrants


     This prospectus includes a general description of the debt securities, shares of preferred stock, shares of common stock and warrants we may issue from time to time. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest.

     Our common stock trades on the Nasdaq National Market under the symbol "GBIX".

     Investing in our securities involves risks, which we describe in the "Risk Factors" section beginning on page 10 of this prospectus and any prospectus supplement to which this prospectus is attached.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is         , 2001.

     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed from that date.

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
About This Prospectus................................................    i
Where You Can Find More Information..................................   ii
Incorporation by Reference...........................................  iii
Summary..............................................................    1
Risk Factors.........................................................   10
Disclosure Regarding Forward-Looking Statements......................   17
Use of Proceeds......................................................   17
Dividend Policy......................................................   17
Deficiency of Earnings to Fixed Charges and Preferred Dividends......   18
Description of Debt Securities.......................................   19
Description of Preferred Stock.......................................   29
Description of Common Stock..........................................   31
Description of Warrants..............................................   33
Plan of Distribution.................................................   35
Legal Matters........................................................   36
Experts..............................................................   36

     Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Globix" refer to Globix Corporation, a Delaware corporation.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, shares of preferred stock, shares of common stock and warrants up to an aggregate amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should read both this prospectus and any accompanying prospectus supplement as well as additional information described under "Where You Can Find More Information" immediately below.

                      WHERE YOU CAN FIND MORE INFORMATION

     Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to:

                              Globix Corporation
                               139 Centre Street
                           New York, New York 10013
                             Attention: Secretary
                           Telephone: (212) 334-8500

                          INCORPORATION BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

     . our annual report on Form 10-K for the year ended September 30, 2000 filed with the SEC on December 29, 2000;

     . our quarterly reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001 filed with the SEC on February 13, 2001, May 14, 2001 and August 14, 2001, respectively;

     .    our definitive proxy statement filed with the SEC on March 23, 2001;

     . the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 22, 1999 under
          Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

     . all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities that we may offer under this prospectus are sold.

     You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

     Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

                                    SUMMARY

This summary highlights some information included in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. Therefore, you should also read the entire prospectus, especially "Risk Factors," any prospectus supplement to which this prospectus is attached, the consolidated financial statements and the notes to those statements and the documents we have referred you to.

                              Globix Corporation

Business

     We are a leading full-service provider of sophisticated Internet solutions to businesses. Our solutions include:

     .    secure and fault-tolerant Internet data centers;

     . high performance network services, which provide high performance network connectivity to the Internet;

     . complex Internet based managed and application services, which include dedicated hosting, streaming media, content delivery services, and messaging services.

     These elements of our total Internet solution combine to provide our customers with the ability to create, operate and scale their increasingly complex Internet operations in a cost efficient manner.

     Our business was recently reorganized into a single operating group to more effectively utilize our personnel and better serve our customers. This operating group has two key components, the "Technology Services Group" and the "Application Services Group". The Technology Services Group is comprised of our Internet data centers and network services and incorporates our managed services offerings. The Application Services Group is comprised of our dedicated hosting, streaming media, content delivery services and messaging services.

     Our customers primarily use our services to maintain complex computer equipment in a secure, fault-tolerant environment with connectivity to a high-speed, high-capacity, direct link to the Internet and to support complex Internet applications. We currently offer our services from our Internet data center facilities in New York City, London and Santa Clara, California. Our teams of account managers, computer system and network administrators and customer support specialists are located at each of these locations. We also maintain an Internet data center in Atlanta. Our strong local market presence enables us to evaluate the needs of our customers and quickly respond with tailored solutions. We also provide our customers the ability to outsource the systems administration and technical management of their Internet presence. Our products are flexible and scalable, allowing us to modify the size and breadth of the services we provide. We believe that our ability to offer a broad range of Internet services, combined with our local sales and support professionals and high performance Internet data center facilities and network, differentiates us from our competitors.

The Globix Solution

     Globix provides its customers with a comprehensive range of Internet solutions. Many of Globix's customers do not have the network infrastructure or Internet expertise to build, maintain and support critical Internet operations. Globix's comprehensive range of services enable its customers to address their needs cost-effectively without having to assemble services from different suppliers, Internet service providers and information technology firms, thereby significantly increasing the customer's ability to take advantage of the Internet on a timely basis. Key components of the Globix solutions are:

Internet Data Centers

     Internet Data Centers. Globix built and operates Internet data centers in New York City, London, and Santa Clara, as follows:

     .    340,000 approximate gross square feet facilities located in New York
          City;

     . 60,000 approximate gross square feet facility located in Santa Clara, California; and

     . 240,000 approximate gross square feet facilities located in London's West End district.

     Through the acquisition of Comstar.net, Inc. in August 2000 we also acquired Internet data centers in Atlanta of approximately 10,000 gross square feet and the Washington, D.C. suburb of McLean, Virginia of approximately 12,000 gross square feet. In order to gain operational efficiencies, we have determined that it would be most cost effective to deactivate our McLean, Virginia data center and exit our space in 295 Lafayette Street in New York City. In addition we are in the process of reducing our office space in Atlanta and McLean, Virginia. These reductions in space will have no effect on the efficiency of our network and should not result in any significant loss of revenue.

     The Globix Internet data centers in New York, Santa Clara and London have state-of-the-art facilities. Those facilities include electrical infrastructures, precision environmental control systems, fire suppression systems and comprehensive security systems.

     Co-Location. Globix offers co-location solutions for customers who choose to own and maintain their own servers, but require the physically secure, climate-controlled environment of the Globix Internet data centers and connectivity to the Globix network. A Globix customer can choose to co-locate in a cabinet, a cage or a GLOBOX, Globix's proprietary secured cage. A data cabinet, the smallest co-location service offering, can house multiple servers. The cabinet is locked and outfitted for multiple, redundant network hand-offs and two power feeds. A cage serves the needs of a larger customer usually deploying more complex solutions. The GLOBOX co-location offering is identical to the cage except that its walls are solid, two-ply steel and is available with a variety of security devices for the customer demanding the highest security and anonymity.

     Globix supports a number of leading Internet networking, server, storage and application platforms, including those from Check Point Software, Cisco, Compaq, Critical Path, EMC, Juniper, Microsoft, MicroMuse, Netscape, Network Appliance, Nortel, Storage Technologies and Sun Microsystems. This multi-vendor flexibility enables Globix to offer its customers a broad range of technology best suited to serve their particular needs.

     Internet Server and Software Sales. Server and software sales are an integral part of providing our customers with a sophisticated end-to-end solution. As part of Globix's integrated approach through our strategically located Internet data centers, we offer our customers both the servers and the software they need in order to operate and expand their Internet presence. Globix also provides the integration services to configure both servers and software to customer needs.

Network Services

     Network Infrastructure. The Globix network infrastructure is designed to meet the service and quality requirements of businesses with mission critical Internet-based operations. Globix's network infrastructure is designed for high availability and low latency, and utilizes a single autonomous system number globally performing cold-potato routing. Cold potato routing is a technique whereby Globix's network equipment monitors and interprets additional routing information supplied by its peers. By using this information, the Globix infrastructure carries the traffic on its network to common peering or traffic exchange points nearest the origination point of the traffic request. This way, traffic is carried on a Globix-controlled network to the greatest extent possible and therefore does not suffer from the congestion or high latency of public networks, which causes communications on the Internet to slow. In fact, the design and performance of the global network allows Globix to offer superior quality commitments and applications like our EarthCache content distribution network solution.

     Backbone. The domestic Globix backbone is a Packet over SONET Network that will operate at speeds up to OC-48 (2.4Gbs). The OC-48 Globix domestic backbone connects to the New York and Santa Clara data centers and the backbone points of presence ("POPs") in Atlanta, Boston, Chicago, Los Angeles, Seattle and Washington, D.C.

     The Globix European backbone is a Packet over SONET network currently connecting London, Amsterdam, Frankfurt, and Paris. The domestic and European networks are connected by two OC-3 transatlantic crossings.

     Both of these Globix network sections interconnect to numerous network access points, commercial Internet exchanges, and other Internet, application, and network service providers.

     Peering. Globix has established numerous peering relationships with other Internet, application, and network service providers. These peering relationships take the form of either public or private peering connections. Public peering takes place at a network access point or commercial Internet exchange, designed for the exchange of traffic between service providers. Private peering involves an agreement between service providers allowing traffic to pass between each other's networks using connections that do not have to traverse either the public Internet or public peering points. Globix currently has agreements to peer with more than 570 organizations that represent over 940 peering connections, making it one of the largest Internet peering networks.

     Network Operations. Globix has constructed a global operations center located at the Internet data center in New York City. The global operations center serves as the command, control and communications center for all of Globix's network operations, customer support centers, and points of presence. The global operations center is staffed 24X7 by teams dedicated to maintaining the highest quality of service. Network administrators located in the global operations center monitor Globix's entire network infrastructure. The network administrators are able to identify and correct network problems either themselves or by dispatching system engineers located at Globix's customer support centers. The global operations center utilizes state-of-the-art equipment and technologies, including custom applications and commercial software for the monitoring and management of network and systems services, a suite of commercial tools customized for problem identification and resolution.

     Customer Support Center. The customer support center's call center is operated 24X7, and equipped with advanced telecommunications systems capable of automatic call distribution, automatic number identification, quality assurance recording and archiving, and intelligent call routing. A sophisticated trouble ticketing and knowledge database of customer information and history aids to ensure that Globix's customer base is well serviced.

     Dedicated Internet Access. Globix offers a variety of dedicated Internet access solutions, which provide businesses high-speed continuous access to the Internet. Globix provides dedicated Internet access services to customers at transmission speeds up to 155Mbps. Many of Globix's Internet access customers purchase 1.5Mbps or higher levels of bandwidth. In addition, Globix provides other valuable services, such as domain name registration, local loop provisioning, Internet address assignment, router configuration, e-mail configuration and management and technical consulting services. Globix also provides Internet-access technologies, such as digital subscriber lines, and intends to deploy additional connectivity-related enhanced services as such services become commercially viable.

Managed Services

     Managed Services. Globix provides full-life-cycle system and network administration. At project inception, Globix installs and configures applications and equipment designed by Globix solutions architects, as specified by the customer. Generally, Internet business strategies require dedicated, highly-skilled technical resources available 24X7. Most of our customers do not have these resources internally available. Globix offers administration, maintenance, and problem resolution services for a variety of popular operating systems databases, Internet-based applications, Internet network devices, and hardware and software security solutions.

Application Services

     Dedicated Hosting. Globix offers hosting solutions on both the NT and UNIX platforms, in a dedicated server environment. Dedicated hosting is designed to meet a customer's price point and business requirement. This service includes providing hardware, software, bandwidth and application requests to meet customer-specific needs. Globix's dedicated hosting services are tailored to Internet presences that require high availability and scalability without significant infrastructure and related overhead costs.


     Streaming Media. Globix is a leading provider of streaming media services to corporations who are utilizing this application as a business communications tool. Our core streaming media services are encoding, hosting and collaboration solutions, which are the mainstays of streaming media technology. This technology involves capturing video and/or audio recordings of an event, such as a music performance, conference calls, sports competitions or business meetings, converting the recorded or live audio/visual signal content into a format that can be transmitted over the Internet and provides hosting services which enable Internet users on the web to access the live or on-demand encoded content. Globix is certified at the highest level of the RealNetworks partnership program and is a certified Microsoft Windows

Media Service Provider.

     Globix has delivered these services to a wide assortment of customers including: Microsoft, Cisco, House of Blues, Clear Channel, V2 Records, Giorgio Armani, Practising Law Institute, MSN, Honeywell, Compaq, Razorfish, Space.com, and International Television Network (ITN).

     EarthCache. The content distribution system (EarthCache) complements the existing Globix network infrastructure and provide businesses with improved web site and application performance, faster content delivery times, and better customer content management. Globix believes EarthCache has several advantages over other content delivery networks because of its ability to leverage the network infrastructure that Globix has built along with its extensive worldwide peering network of more than 940 peering-connection agreements with some 570 organizations. With the source content being transmitted over the Globix network infrastructure, Globix is able to maintain better control over the quality of service and the network's ability to redirect and manage customer content.

     Messaging Services. Globix offers a broad set of messaging solutions to meet its customer's needs. Globix's Messaging Services product line consists of GlobixMail, Microsoft Hosted Exchange and Value Added Services. GlobixMail is an open-standard compliant email application with a low cost of ownership. The GlobixMail service is designed to perform as a high availability application on a Globix-managed infrastructure. Globix launched its Microsoft Hosted Exchange service in June 2001 targeting the needs of its enterprise accounts. This service offers a robust set of messaging and collaboration features including e-mail, calendaring and instant messaging.

Facilities in Operation

     In July 1998, Globix purchased the land and the approximately 155,000 gross square foot building located at 139 Centre Street, New York, New York. Construction at this facility was completed in July 1999 and the building houses an Internet data center and offices for executive, technical, sales and administrative personnel.

     Globix also leases approximately 32,000 gross square feet at 295 Lafayette Street, New York, New York. To promote cost efficiency, Globix plans to exit from these premises.

     In July 1998, Globix signed a lease commencing January 15, 1999 for approximately 60,000 gross square feet of space in Santa Clara, California. In October 1998, Globix signed a lease for the rental of approximately 38,000 gross square feet of space at Prospect House, 80 New Oxford Street, London, England. Construction at both of these facilities was completed in July 1999 and each houses an Internet data center and offices for technical, sales and administrative personnel.

     In July 2000, Globix entered into a lease for its second London Internet data center, containing approximately 206,000 gross square feet of space. Construction and fit-out of one floor of Internet data center space has been completed and the facility became operational in June 2001.

     In August 2000, Globix closed its acquisition of Comstar.net, Inc. which resulted in the acquisition of existing leases for Internet data centers containing approximately 10,000 gross square feet of space in Atlanta and approximately 12,000 gross square feet of space in the

Washington D.C. area. Also acquired were leases for office facilities in Atlanta. In order to gain operational efficiencies, Globix has determined that it would be more cost effective to close its McLean, Virginia data center and to close certain office facilities in Atlanta. These closings will have no effect on the efficiency of Globix's network and should not result in any significant loss of revenue.

     In September 2000, Globix purchased the land and the approximately 185,000 gross square foot building located at 415 Greenwich Street, New York, New York to serve as its newest New York City Internet data center. Reconstruction of two floors of Internet data center space have been completed and Globix opened the facility to customers in June 2001.

     Additionally, leases were entered into during 2000 in Boston, Seattle and Los Angeles for planned Internet data centers. However, as a result of the tightening in the capital markets and the increased costs and capital investment associated with Internet data center construction, Globix has entered into lease termination agreements with respect to the Boston and Los Angeles facilities; and it intends to terminate or otherwise reduce its obligations with respect to the Seattle facility.

Market Opportunity

     The Internet has experienced rapid growth and has emerged as a global medium for communications and commerce. Internet access, which is considered part of our network services group, and value-added Internet application services, represent two of the fastest growing segments of the telecommunications services market. The Internet's growth is driven by a number of factors, including:

     . the large and increasing number of personal computers in the office and in the home linked to the Internet,

     .    advances in network designs,

     .    increased availability of Internet-based software and applications,

     . the emergence of useful content and electronic commerce technologies, and

     .    faster and inexpensive Internet access.

     International Data Corp., an independent research firm, has reported that, in a June 2001 Forecast Update, it expects U.S. web hosting services revenue to grow 33.4% annually, from $3.8 billion in 2000 to approximately $16.2 billion in 2005.

     According to a May 2001 joint Industry Analysis by JP Morgan H&Q and McKinsey & Co., co-location and connectivity-related services, which made up 90% of revenue in 2000, are expected to drop to 60% by 2005 as they give way to strong anticipated growth in managed services. Revenues from managed services represented only 10% of the total hosting revenues in 2000, but are expected to grow 92% annually, to represent 40% of total hosting revenues by 2005.

     Many businesses have chosen to outsource Internet application development, implementation and support, particularly the hosting and management of their Internet-based applications, to increase performance, provide continuous operation and reduce Internet operating expenses. This follows an overall movement toward outsourcing of information technology services. According to a May 2000 Forrester Research report, 44% of the Global 2500 firms surveyed have outsourced the management of their web sites. Forrester reports that companies outsource web site management primarily due to scarcity of technical skills, better performance and speed of implementation.

     The rapidly growing need for Internet access and other Internet services has resulted in a highly fragmented industry with the proliferation of Internet Service Providers (ISPs) operating worldwide as well as within the United States. These ISPs primarily consist of large national and global ISPs and smaller local and regional ISPs. Large national and global ISPs generally focus on Internet access and rely on indirect sales, telemarketing and remote network operation centers to serve their customers. These large national and global ISPs typically do not offer a full range of services. Smaller local or regional ISPs typically focus on serving their local market and lack the resources to provide and support a full range of Internet services. Accordingly, Globix believes that the needs of businesses for comprehensive Internet services are not being met by the larger national and global or smaller local and regional ISPs that constitute most of Globix's competitors.

     Internet access provides companies with a basic gateway to the Internet, allowing them to transfer e-mail, access information, and connect with employees, customers and suppliers. Gartner/Dataquest, an independent research firm, predicts, in a March 2001 Forecast Report that corporate Internet access revenue in North America will increase 22% annually from approximately $3.6 billion in 1999 to approximately $9.8 billion in 2004. Dataquest also predicts that corporate Internet access in Europe will increase 31% annually from approximately $2.5 billion in 1999 to approximately $9.7 billion in 2004.

     Additionally, according to a May 2001 Market Forecast by International Data Corp., the total number of Internet users worldwide reached approximately 400 million in 2000 and is forecast to reach nearly 1 billion by 2005. International Data Corp. has also estimated that by 2005 almost 50% of worldwide Internet users will access the Internet from business locations. According to Dataquest's March 2001 Forecast Report, total worldwide Internet service provider revenues, including both corporate and residential access, are projected to grow from approximately $21.1 billion in 1999 to approximately $56.1 billion in 2004.

Customers

     We have established a diversified base of customers in a variety of Internet-intensive industries, such as media and publishing, financial services, retail, healthcare and technology. Since we initiated Internet services in December 1995, our customer base has grown to over 3,600 business customer accounts, including Acclaim Entertainment, Clear Channel, Walmart.com, NY Post.com, Ebookers.com, EDGAR Online, Microsoft, ITN, Salvation Army, Major League Soccer, VNU, American Red Cross, BEA Systems, Comedy Central, Juvenile Diabetes Research Foundation, Charming Shoppes and Lifetime TV.com.

Focus on Cost Management

     Globix has made a concerted effort to bring down its network costs by reducing network infrastructure and operation costs through contract renegotiation and more efficient routing of traffic. In addition, Globix has implemented an action plan to further reduce ongoing costs by:

     .    consolidating operational functions,

     .    revamping its sales commission structure,

     .    increasing its collection capabilities,

     .    exiting from certain real estate locations, and

     .    reducing personnel.

     Globix will continue to monitor its costs and implement timely and reasonable measures to reduce them.

Business Strategy

     Our primary objective is to become the leading provider of sophisticated Internet solutions to businesses in our three major markets, New York, Santa Clara, California and London. To achieve this objective, we intend to:

     . continue to identify business enterprise customers and grow our customer base;

     .    expand our service offerings;

     .    sell additional services to existing customers; and

     .    enhance the Globix brand name in those markets.

     We believe our concentration in these three markets will provide us with a competitive advantage as we leverage our existing infrastructure and brand awareness to achieve our goals for revenue growth and profitability.

                               _________________

     Our principal executive offices are located at 139 Centre Street, New York, New York 10013. Our telephone number is (212) 334-8500.

     The name "Globix" and the Globix logo are trademarks and service marks of Globix. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its respective owner.

The Securities We May Offer

     Each time we offer securities under this prospectus, we will provide you with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer under this prospectus.

Debt Securities

     We may offer unsecured general obligations, which may be either senior or subordinated and may be convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the "debt securities." The senior debt securities will have the same rank as all our other unsecured and unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior debt. Of course, any unsecured debt would rank below secured debt in any liquidation of our assets. Our board of directors will determine the terms of each series of debt securities being offered.

     We would issue the debt securities under an indenture or indentures between us and a trustee we will identify in a prospectus supplement. In this document, we have summarized general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to the registration statement of which this prospectus is a part.

Preferred Stock

     We may issue shares of our preferred stock, par value $0.01 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered.

Common Stock

     We may issue shares of our common stock, par value $0.01 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Warrants

     We may issue warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. Our board of directors will determine the terms of the warrants.

                                 RISK FACTORS

     Before investing in our securities, you should carefully consider the risks described below and in any accompanying prospectus supplement as well as the other information included or incorporated by reference in this prospectus. This prospectus contains forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. These risk factors could cause our future results to differ materially from those expressed or implied in any forward-looking statements made by us. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

As a result of our large outstanding debt obligations we have significant ongoing debt service requirements which may adversely affect our financial and operating flexibility.

     As of June 30, 2001, our total outstanding debt obligations were approximately $635.1 million. This substantial leverage may have important consequences for us, including the following:

     . a significant portion of our cash flow from operations will be dedicated to servicing our debt obligations and will not be available for other business purposes;

     . the terms and conditions of our indebtedness limit our flexibility in planning for and reacting to changes in our business;

     . our ability to obtain additional financing in the future for working capital, capital expenditures, and other purposes may be substantially impaired; and

     . our substantial leverage may make us more vulnerable to economic downturns and competitive pressures.

     Our ability to meet our debt service obligations and to reduce our total indebtedness depends on our future operating performance. Our future operating performance will depend on our ability to enhance our network, expand our service offerings and attract new customers which may require additional financing. In addition, our future operating performance will depend on economic, competitive, regulatory, legislative and other factors affecting our business that are beyond our control. If we are unable to expand our business as planned, we may not be able to service our outstanding indebtedness.

After September 2002, we may not have sufficient cash flow to service our debt and operate our business.

     Based on our current level of operations, we believe that we will have sufficient cash flow to meet our needs at least through the period ending September 30, 2002. After that time, we may not be able to generate sufficient cash flow from operations or be able to raise capital in sufficient amounts, or at all, to enable us to service our debt, including our existing indebtedness, and operate our business. Our ability to raise additional capital may be limited by a number of factors, including market conditions and the terms governing our existing indebtedness.

We have a history of operating losses which we expect to continue and increase for the near future. We cannot assure you that we will ever become profitable.

     We have experienced significant losses since we began operations. We expect to continue to incur significant losses for the foreseeable future. We have incurred net losses of approximately $132.2 million, $43.4 million and $11.2 million for the years ended September 30, 2000, 1999 and 1998, respectively. As of June 30, 2001, our accumulated deficit was approximately $327.3 million. We cannot assure you that our revenues will increase. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain our profitability. In either of these cases, our business, financial conditions and results of operations will be materially and adversely affected.

We may experience significant fluctuations in the results of our operations.

Our results of operations may experience significant fluctuations due to:

     .    demand for and market acceptance of our services;

     .    reliable continuity of service and network availability;

     . the ability to increase bandwidth as necessary on our network and at interconnection points with other networks;

     .    customer retention and satisfaction;

     .    capacity utilization of our Internet data centers; and

     . timing and success of marketing efforts and service introductions by us and our competitors.

Our success will depend on our ability to integrate, operate and maintain and upgrade our network and facilities.

     A key element of our business strategy is the maintenance and upgrading of our facilities and network, which has required, and will continue to require, a great deal of management time and the expenditure of large amounts of money. Any interruption in our ability to deliver services over our network due to market disruptions or third party insolvencies may make us less attractive to future customers and may hamper our ability to retain our current customers, which in turn could adversely affect our entire business.

We cannot assure you that our telecommunications providers will continue to service us or that we could replace them on comparable terms or at all.

     Our existing network relies entirely on a limited number of third party data communications and telecommunications providers. These carriers are subject to price constraints, including tariff controls, that in the future may be relaxed or lifted. Price increases or the lack of service availability could have a material and adverse effect on the costs of maintaining our network and our ability to maintain or grow our business.

If we fail to maintain adequate peering relationships our operating costs will increase.

     The Internet includes a number of Internet service providers that operate their own networks and connect with each other at various points under arrangements known as "peering" arrangements. It is more costly and less efficient to operate a network without peering arrangements. Consequently, we must maintain peering relationships to maintain high network performance levels without having to pay excessive amounts for the transmission of data. These arrangements are not subject to regulation and the terms, conditions and costs can be changed or canceled by the provider over time. While we currently have agreements to peer with approximately 570 organizations that represent over 940 peering connections, we may not be able to maintain a favorable cost structure for data transmission with our peering partners.

Insolvencies of Internet related businesses may have an adverse effect on our business operations.

     Insolvencies of Internet related businesses are growing at an increasing rate. Insolvencies of our customers, suppliers, network counterparties, telecommunications providers or software licensors may adversely affect our ability to operate our business without disruption.

We may not be successful in international markets.

     Because we have limited experience operating in markets outside the United States and London, we may have difficulty adapting our services to different international market needs. We may also be unsuccessful in our efforts to market and sell these services to customers abroad. In addition, we may find it more difficult and expensive to hire and train employees and to manage international operations together with our United States operations. If we fail to successfully address these risks, our international operations may be materially and adversely affected.

We may not be able to obtain computer hardware and software on the scale and at the times we need at an affordable cost.

     We rely on outside vendors to supply us with computer hardware, software and networking equipment. We primarily buy these products from Cisco, Compaq, Juniper Networks and Sun Microsystems. Consequently, our expertise is concentrated in products from these manufacturers. We also rely on Cisco for network design and installation services. If we were unable over an extended period of time to obtain the products and services that we need on a timely basis and at affordable prices, it would have a material adverse effect on our business, financial condition and results of operations.

We may make investments or acquisitions that are not successful.

     We may make investments in or acquire complementary businesses, products, services or technologies. Consequently, we are subject to the following risks:

     . we may not be able to make investments or acquisitions on terms which prove advantageous;

     . acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain the operations, organization and procedures of Globix or the acquired business; and

     . we may not be able to retain key employees of the acquired companies or maintain good relations with its customers or suppliers.

Because we are dependent on computer systems, a systems failure would cause a significant disruption to our business.

     Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. We currently maintain most of our computer systems in our facilities in New York City, London and Santa Clara, California. While we have taken precautions against systems failure, interruptions could result from natural disasters as well as power loss, our inability to acquire fuel for our backup generators, telecommunications failure and similar events. We also lease telecommunications lines from local, regional and national carriers, whose service may be interrupted. Our business, financial condition and results of operations could be materially and adversely affected by any damage or failure that interrupts or delays our operations.

If our security measures are inadequate, our ability to attract and retain customers may be adversely affected.

     We have taken measures to protect the integrity of our infrastructure and the privacy of confidential information. Nonetheless, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability.

     The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of these problems may result in claims against us or liability on our part. These claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business and reputation and on our ability to attract and retain customers for our services.

Our business depends on the continued growth, use and improvement of the Internet.

     Our services are targeted toward businesses which use the Internet. The Internet is subject to a high level of uncertainty and is characterized by rapidly changing technology, evolving industry standards, and frequent new service introductions. Accordingly, you should consider the risks and difficulties frequently encountered in new and rapidly evolving markets.

     Critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the market we target. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet services for a number of reasons, including:

     . inadequate protection of the confidentiality of stored data and information moving across the Internet;

     .    inconsistent quality of service;

     .    inability to integrate business applications on the Internet;

     . the need to deal with multiple vendors, whose products are frequently incompatible;

     .    lack of availability of cost-effective, high-speed services; and

     .    concern over the financial viability of Internet Services Providers.

     If Internet usage does not grow at the rates which we presently anticipate, our business, financial condition and results of operations will be materially and adversely affected.

Significant technological changes could render our existing services obsolete.

     We must adapt to our rapidly changing market by continually improving the responsiveness, functionality and features of our services to meet our customers' needs. If we are unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely basis, our business, financial condition and results of operations will be materially and adversely affected.

Because we offer a broad range of services, we encounter competition from numerous other businesses which provide one or more similar services.

     Competition for the Internet services that we provide is intense and we expect that competition will continue to intensify.

     Our competitors include other Internet service providers with a significant national or global presence that focus on business customers, such as DIGEX, Digital Island, Exodus Communications, Genuity, NaviSite and UUNet.

     Our competitors also include telecommunications companies, such as AT&T, British Telecom, Cable & Wireless, Level 3, MCI WorldCom, Qwest and Sprint.

     Many of our existing competitors, as well as a number of potential new competitors, have:

     .    longer operating histories;

     .    greater name recognition;

     .    larger customer bases;

     .    larger networks;

     .    more and larger facilities; and

     .    significantly greater financial, technical and marketing resources.

     New competitors, including large computer hardware, software, media and other technology and telecommunications companies, may enter our market and rapidly acquire significant market share. As a result of increased competition and vertical and horizontal integration in the industry, we could encounter significant pricing pressures. These pricing pressures could result in significantly lower average selling prices for our services. For example, telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services, significantly increasing pricing pressures on us. We may not be able to offset the effects of any price reductions with an increase in the number of our customers, higher revenue from value-added services, cost reductions or otherwise. In addition, Internet access service businesses are likely to encounter consolidation in the near future, which could result in increased price and other competition.

Competition for qualified personnel is intense and we may not be able to attract or retain the personnel we need in each of the critical areas of our business.

     Our future success depends on our ability to attract and retain key personnel for management, technical, sales and marketing, and customer support positions. The failure to attract or retain qualified personnel in each of these critical areas could adversely affect the ability of our business to perform its functions.

Changes in government regulations related to the Internet could restrict our activities, expose us to liability or otherwise adversely affect our business.

     There are an increasing number of laws and regulations pertaining to the Internet. These laws or regulations relate to liability for content and information received from or transmitted over the Internet, user privacy and security, taxation, enforcing online contracts, consumer protection and other issues concerning services. The government may also seek to regulate some aspects of our activities as basic telecommunications services. Moreover, the applicability to the Internet of existing laws governing copyright, trademark, trade secret, obscenity, libel, consumer protection, personal privacy and other issues is uncertain and developing. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

We may be liable for violating the intellectual property rights of third parties.

     Intellectual property rights, such as patents, technology, software, copyrights, trademarks and domain names, are very important to companies engaged in Internet-related businesses. We do not believe that the intellectual property important to the operation of our business, whether owned by us or licensed to us by a third party, infringes or violates the intellectual property rights of any other party. Nonetheless, a third party may bring a claim of infringement against us or any of our material suppliers and we may be forced to pay for a license to continue using the intellectual property. There is no guarantee that we could obtain such a license, or that it would be available on reasonable terms. Alternatively, we may be forced to defend ourselves against infringement claims in litigation, which would be costly and could result in our having to pay damages to third parties. We have taken steps contractually to limit our liability for the use of intellectual property licensed to us by third parties. However, there can be no guarantee that we have adequate protection.

We may be liable for the material our customers distribute over the Internet.

     The law relating to the liability of online service providers, private network operators and Internet service providers for content and information carried on or disseminated through their networks is currently unsettled. While we have taken steps contractually to limit our liability, we may become subject to legal claims relating to the content of the web sites we host. For example, lawsuits may be brought against us claiming that material inappropriate for viewing by young children can be accessed from the web sites we host. Claims could also involve matters such as defamation, invasion of privacy, copyright and trademark infringement. Internet service providers have been sued in the past, sometimes successfully, based on the material disseminated over their networks. We may take additional measures to reduce our exposure to these risks, which could be costly or result in some customers not doing business with us. In addition, defending ourselves against claims, or paying damage awards to third parties, could strain our management and financial resources.

Our common stock may be subject to significant price volatility.

     The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile and accordingly the trading price of our common stock is likely to be affected by this activity.

If our common stock is delisted from Nasdaq it could result in difficulties in disposing of shares of our common stock owned by investors.

     Our common stock is currently listed on the Nasdaq National Market. Because of the decline in our stock price we have been notified by Nasdaq that we will be delisted from the Nasdaq National Market if the minimum bid price for our stock is not at least $3.00 for ten consecutive trading days prior to October 15, 2001. If we are unable to maintain our Nasdaq listing, our common stock would likely be traded on the OTC Bulletin Board if at all. You would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Forward-looking statements in this prospectus include those relating to the expansion of our network through the opening of additional Internet Data Centers and the timing of openings, the upgrading of our telecommunications infrastructure, our planned introduction of various new services, the possibility of acquiring complementary businesses, products, services and technologies and our ability to make required payments on our current and future debt instruments. Actual results, performance or achievements could differ materially from those contemplated by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors." These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward- looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of securities that we may offer under this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily or use them to repay short-term debt until needed for their stated purpose.

                                DIVIDEND POLICY

     We do not anticipate paying dividends on our common stock in the foreseeable future. The terms of some of our debt instruments place limitations on our ability to pay dividends. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

        DEFICIENCY OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

     The table below presents our historical deficiency of earnings to fixed charges and preferred dividends for the periods indicated.

                                                                                                    Nine-Months
                                                        Year-Ended September 30,                  Ended June 30,
                                                      ---------------------------                ----------------
                                               1996      1997     1998      1999      2000          2000    2001
                                             -------   -------- --------  -------  ---------      ------- -------
                                                                 (in thousands)
Deficiency of
earnings to fixed
charges and
preferred dividends..............            $(1,923)  $(3,115) $(12,254) $(47,152) $(133,591)   $(101,744) $(158,140)
                                             --------------------------------------------------------------------------

     For the purpose of this computation, deficiency of earnings to fixed charges and preferred dividends is defined as the difference between the pre-tax loss and the total fixed charges and preferred dividends. Fixed charges consist of interest charges and amortization of debt discount and offering costs, whether expensed or capitalized, and one-third of rental expense which we believe to be representative of the interest. Preferred dividends relate to our Series A 7.5% Convertible Preferred Stock.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The description is not complete, and we refer you to the indentures, which we filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

General

     The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under one or more separate indentures between us and a trustee that we will identify in a prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called the "indentures." A copy of the form of each type of indenture will be filed as an exhibit to the registration statement of which this prospectus is a part. The indentures may be supplemented by one or more supplemental indentures. We refer to the indentures, together with any supplemental indentures, as the "indentures" throughout the remainder of this prospectus.

     The indentures do not limit the amount of debt securities that we may issue. The indentures provide that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

     We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

     .    the title of the debt securities;

     .    any limit upon the aggregate principal amount of the debt securities;

     . if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

     . the date or dates when payments on the principal must be made or the method of determining that date or dates;

     . interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

     . the right, if any, to extend the interest payment periods and the duration of the extensions;

     .    the places where payments may be made and the manner of payments;

     .    any mandatory or optional redemption provisions;

     .    any subordination provisions;

     .    the denominations in which debt securities will be issued;

     . the terms applicable to any debt securities issued at a discount from their stated principal amount;

     . the currency or currencies of payment of principal or interest; and the period, if any, during which a holder may elect to pay in a currency other than the currency in which the debt securities are denominated;

     . if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

     . whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

     . whether and on what terms we will pay additional amounts to holders of the debt securities that are not United States persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

     . the certificates or forms required for the issuance of debt securities in definitive form;

     . the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

     . any deletions of, or changes or additions to, the events of default or covenants;

     . conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and

     .    any other specific terms of the debt securities.

     If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

     Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The applicable prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

Senior Debt Securities

     Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Subordinated Debt Securities

     Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred shareholders of our subsidiaries.

Registrar and Paying Agent

     The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

Our designated security registrar and paying agent for the debt securities will be identified in the applicable prospectus supplement.

Global Securities

     We may issue a series of debt securities in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

Conversion or Exchange Rights

     Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include:

     .    the conversion or exchange price;

     .    the conversion or exchange period;

     . provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

     .    events requiring adjustment to the conversion or exchange price;

     . provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

     .    any anti-dilution provisions, if applicable.

Registered Global Securities

     Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

     .    by the depositary for that registered global security to its nominee;

     . by a nominee of the depositary to the depositary or another nominee of the depositary; or

     . by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

     The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

     We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

     . ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as "participants," or persons that may hold interests through participants;

     . upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

     . any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

     . ownership of beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

     The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

     . will not be entitled to have the debt securities represented by a registered global security registered in their names;

     . will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

     . will not be considered the owners or holders of the debt securities under the indenture.

     Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

     We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

     We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name". We also expect that any of these payments will be the responsibility of the participants.

     If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

     We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities". We will deposit these securities with a common depositary, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Merger, Consolidation or Sale of Assets

     Under the terms of indentures, we may consolidate or merge with another company, or sell, lease or convey all or substantially all our assets to another company, if Globix is either the continuing entity or, if Globix is not the continuing entity:

     . the successor entity is organized under the laws of the United States of America and expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

     . the merger, sale of assets or other transaction must not cause a default on the debt securities and we must not already be in default.

Events of Default

     Unless otherwise provided for in the prospectus supplement, the term "event of default", when used in the indentures means any of the following:

     . failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

     . failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

     .    failure to make sinking fund payments, if any, when due;

     . failure to perform other covenants for 60 days after notice that performance was required;

     .    events in bankruptcy, insolvency or reorganization of our company; or

     . any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

     If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

     Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

     If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

     If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

     Each indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under each indenture unless:

     . the holder has previously given to the trustee written notice of default and continuance of that default;

     . the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

     . the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

     . the trustee has not instituted the action within 60 days of the request; and

     . the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

     We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of an indenture.

Discharge, Defeasance and Covenant Defeasance

     We can discharge or defease our obligations under the indentures as stated below or as provided in the prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

     Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as "defeasance". We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indentures, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as "covenant defeasance". We may effect defeasance and covenant defeasance only if, among other things:

     . we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

     . we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and

     . in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

     Although we may discharge or decrease our obligations under the indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

     Except as provided in the applicable prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

     .    secure any debt securities;

     . evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

     .    add covenants for the protection of the holders of debt securities;

     .    cure any ambiguity or correct any inconsistency in the indenture;

     .    establish the forms or terms of debt securities of any series; and

     . evidence and provide for the acceptance of appointment by a successor trustee.

     Each indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

     .    extend the stated maturity of any debt security;

     .    reduce the principal amount or premium, if any;

     .    reduce the rate or extend the time of payment of interest;

     .    reduce any amount payable on redemption;

     . change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

     . reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

     . impair the right to institute suit for the enforcement of any payment on any debt security when due; or

     . reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture for any such series.

Concerning the Trustee

     Each indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indentures separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indentures may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee of that series in New York, New York.

     If the trustee becomes a creditor of our company, each indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

     The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:

     . would not conflict with any rule of law or with the applicable indenture;

     . would not be unduly prejudicial to the rights of another holder of the debt securities; and

     .    would not involve any trustee in personal liability.

     Each indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust's power. The trustee will be under no

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

obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

     Each indenture provides that no incorporator and no past, present or future stockholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or such indenture.

Governing Law

     The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.


                        DESCRIPTION OF PREFERRED STOCK

     Under our certificate of incorporation we have authorized 5,000,000 shares of preferred stock, par value $0.01 per share. At June 30, 2001, we had 84,587 shares of preferred stock issued and outstanding. Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action by the stockholders. Preferred stock, if issued, will not be entitled to any preemptive or similar rights.

     Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

     .    the designation of the title of the series;

     .    dividend rates;

     .    redemption provisions, if any;

     . special or relative rights in the event of liquidation, dissolution, distribution or winding up of Globix;

     .    sinking fund provisions, if any;

     . whether the preferred stock will be convertible into our common stock or any other of our securities or exchangeable for securities of any other person;

     .    voting rights; and

     . any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our by-laws.

     The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Ranking

     Each new series of preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.

Dividends

     Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our board of directors out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:

     .    the dividend rates;

     .    whether the rates will be fixed or variable or both;

     .    the dates of distribution of the cash dividends; and

     . whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

Conversion and Exchange

     The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or exchangeable for securities of a third party.

Redemption

     We will specify in the prospectus supplement relating to each new series of preferred stock:

     . whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

     . whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

     .    the redemption prices.

Liquidation Preference

     Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

     . distributions upon liquidation in the amount provided in the prospectus supplement of that series of preferred stock; plus

     .    any accrued and unpaid dividends.

     These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

     After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of our assets.

Voting Rights

     The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designations and prospectus supplement relating to that series or as required by law.

Transfer Agent and Registrar

     We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the prospectus supplement relating to that series.

                          DESCRIPTION OF COMMON STOCK

     The following summary is a description of the material terms of our common stock, does not purport to be complete and is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. Our restated certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

     Our restated certificate of incorporation provides that we have authority to issue 500,000,000 shares of common stock, par value $0.01 per share. As of June 30, 2001, there were 42,006,229 shares of common stock outstanding. Common stockholders are entitled to one vote for each share held on all matters submitted to a vote of stockholders. They do not have cumulative voting rights. Common stockholders do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of common stockholders are subject to the rights of the shareholders of any series of preferred stock which we may designate and issue in the future. We will describe the specific terms of any common stock we may offer in a prospectus supplement.

Charter Provisions

     The board of directors currently consists of nine members. At each annual meeting of stockholders, directors are elected for a term of one year.

     Our certificate of incorporation, as amended, includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by law. Our bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary, and permitting the board of directors to grant indemnification to employees and agents to the fullest extent permitted by Delaware law.

     Our bylaws require that nominations for the board of directors made by the stockholders and proposals by stockholders seeking to have any business conducted at a stockholders' meeting comply with particular notice procedures. A notice by a stockholder of a planned nomination or of proposed business must generally be given not later than 60 days nor earlier than 90 days prior to the date of the meeting. A stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made, and a notice from a stockholder proposing business to be brought before the meeting must describe such business and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting that proposal.

     Our certificate of incorporation, as amended, and bylaws provide that any action required or permitted to be taken by the stockholders shall be taken only at a duly called annual or special meeting of the stockholders. Special meetings may be called by the board of directors, the chairman of the board, the chief executive officer or the holders of Globix shares that are entitled to cast not less then 10% of the total number of votes entitled to be cast by all stockholders at such meeting. In addition, our restated certificate of incorporation and bylaws provide that the board of directors may, from time to time, fix the number of directors constituting the board of directors, and only the directors are permitted to fill vacancies on the board of directors.

     Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation, as amended, and bylaws do not require a greater percentage. In addition, our certificate of incorporation, as amended, and bylaws provide that the board of directors shall have the power to amend or repeal our bylaws.

     The provisions of the certificate of incorporation, as amended, and bylaws discussed above could make more difficult or discourage a proxy contest or the acquisition of control of a substantial block of our stock or the removal of any incumbent member of the board of directors. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Globix, even though such an attempt might be beneficial to Globix and our stockholders.

Change of Control

     We are subject to Section 203 of the Delaware General Corporation Law which under certain circumstances, may make it more difficult for a person who would be an "Interested Stockholder," as defined in Section 203, to effect various business combinations with us for a three-year period. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our certificate of incorporation, as amended, and bylaws do not exclude us from the restrictions imposed under
Section 203.

Transfer Agent

     The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of our common stock will be Mellon Investor Services.

                            DESCRIPTION OF WARRANTS

     We may issue warrants, including debt warrants, which are warrants to purchase debt securities, and equity warrants, which are warrants to purchase common stock or preferred stock.

     Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

Debt warrants

     The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

     .    the title and aggregate number of the debt warrants;

     .    any offering price of the debt warrants;

     . the number of debt warrants and debt securities that will be separately transferable;

     . any date on and after which the debt warrants and debt securities will be separately transferable;

     . the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

     . the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants which may be exercised at any one time and the final date on which the debt warrants may be exercised;

     . the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

     .    the terms of any right to redeem or call the debt warrants;

     .    any book-entry procedure information;

     . any currency or currency units in which the offering price and the exercise price are payable; and

     . any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

Equity warrants

     The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

     .    the title and aggregate number of the equity warrants;

     .    any offering price of the equity warrants;

     . if applicable, the designation and terms of any shares of preferred stock that are purchasable upon exercise of the equity warrants;

     . if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

     . if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferable;

     . the number of shares of common stock or preferred stock purchasable upon exercise of an equity warrant and the price;

     . the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;

     . if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

     . any currency or currency units in which the offering price and the exercise price are payable;

     .    any applicable anti-dilution provisions of the equity warrants;

     .    any applicable redemption or call provisions; and

     . any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

                             PLAN OF DISTRIBUTION

     We may sell our debt securities, shares of preferred stock, shares of common stock and warrants in any of three ways:

     .    through underwriters;

     .    through agents; or

     . directly to a limited number of institutional purchasers or to a single purchaser.

     The prospectus supplement for the securities we sell will describe that offering, including:

     .    the name or names of any underwriters;

     . the purchase price and the proceeds to us or the selling stockholders from that sale;

     . any underwriting discounts and other items constituting underwriters' compensation;

     . any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

     . whether the securities will trade on any securities exchanges or the Nasdaq National Market.

Underwriters

     If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise provided in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

     The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

     We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Agents

     We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales

     We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

     We may indemnify underwriters, dealers or agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

                                 LEGAL MATTERS

     Certain legal matters with respect to the securities will be passed upon for us by Milberg Weiss Bershad Hynes & Lerach LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Globix Corporation as of September 30, 2000 and 1999 and for each of the years in the three-year period ended September 30, 2000 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report in respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                 $150,000,000

                              Globix Corporation

                                Debt Securities
                                Preferred Stock
                                 Common Stock
                                   Warrants

                         [LOGO OF GLOBIX CORPORATION]



                                  PROSPECTUS

                            _________________, 2001

                                    PART II

Item 14. Other Expenses of Issuance and Distribution.


     SEC registration fee............................................  $ 37,500
     Printing and engraving expenses.................................     5,000
     Accounting fees and expenses....................................    10,000
     Legal fees and expenses.........................................    15,000
     Miscellaneous...................................................    32,500
                                                                       --------
     Total                                                             $100,000

     The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. All expenses of the offering, other than selling discounts, commissions and legal fees incurred by securityholders, will be paid by Globix.

Item 15. Indemnification of Directors and Officers.

     As permitted by Section 145 of the Delaware General Corporation Law, Globix's Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors to Globix or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of Globix provide that: (i) Globix is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) Globix may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, Globix is required to advance expenses, as incurred, to its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, in certain circumstances, by independent legal counsel in a written opinion that the facts known to the decision-making party demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in, or not opposed to, the best interests of the corporation); (iv) the rights conferred in the Bylaws are not exclusive and Globix is authorized to enter into indemnification agreements with its directors, officers and employees and agents; (v) Globix may not retroactively amend the Bylaw provisions relating to indemnity; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Globix and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his or her conduct was unlawful if his or her action is based on the records or books of account of the corporation or on information supplied to him or her by officers of the corporation in the course of their duties or on the advice of legal counsel for the corporation or on information or records given or reports made to the corporation by independent certified public accountants or appraisers or other experts.

     The indemnification provision in the Bylaws may be sufficiently broad to permit indemnification of Globix's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended.

     As authorized by Globix's Bylaws, Globix, with approval by the Board, maintains director and officer liability insurance.

     The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:


Exhibit
Number                          Exhibit Description
------                          -------------------
 1.01  Form of Underwriting Agreement for [Common Stock] [Preferred Stock].*

 1.02 Form of Underwriting Agreement for [Convertible] [Senior] [Subordinated] Debt Securities.*

 4.01 Certificate of Incorporation of Globix, as amended (filed as Exhibit 3.1 to Globix's Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2000, and incorporated by reference herein).

 4.02 Bylaws of Globix (filed as Exhibit 3.2 to Globix's Form 10-K, filed with the Securities and Exchange Commission on December 29, 2000, and incorporated by reference herein).

 4.03  Form of Senior Indenture.*

 4.04  Form of Senior Debt Security.*

 4.05  Form of Subordinated Indenture.*

 4.06  Form of Subordinated Debt Security.*

 4.07  Form of Standard Stock Warrant Provisions.*

 4.08  Form of Standard Debt Securities Warrant Provisions.*

 5.01  Opinion of Milberg Weiss Bershad Hynes & Lerach LLP.*

12.01  Statement Regarding Computation of Ratios.*

23.01 Consent of Milberg Weiss Bershad Hynes & Lerach LLP. (included in Exhibit 5.01).*

23.02  Consent of Arthur Andersen LLP, independent public accountants.

24.01  Power of Attorney (see the signature page to this Registration
       Statement).

* To be filed, as applicable to a particular offering of securities, as an exhibit to a Current Report on Form 8-K pursuant to Regulation S-K, Item 601(b).

Item 17.   Undertakings.

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3)   The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 24th day of August, 2001.

                        GLOBIX CORPORATION


                        By:   /s/ Peter L. Herzig
                           --------------------------
                                 Peter L. Herzig
                             Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS THAT each individual whose signature appears below appoints Peter L. Herzig and Brian L. Reach, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 415 promulgated under the Securities Act of 1933 and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date: August 27, 2001                      /s/ Marc H. Bell
                                    -------------------------------
                                           Marc H. Bell
                                       Chairman and Director

Date: August 27, 2001                      /s/ Peter L. Herzig
                                    -------------------------------------
                                           Peter L. Herzig
                                       Chief Executive Officer



Date: August 27, 2001                      /s/ Marc Jaffe
                                    -------------------------------------
                                           Marc Jaffe
                                       Chief Operating Officer



Date: August 27, 2001                      /s/ Brian L. Reach
                                    -------------------------------------
                                           Brian L. Reach
                                       Chief Financial Officer



Date: August 27, 2001                      /s/ Shawn P. Brosnan
                                    -------------------------------------
                                           Shawn P. Brosnan
                                    Senior Vice President, Corporate Controller
                                       and Chief Accounting Officer



Date: August 27, 2001                      /s/ Anthony St. John
                                    -------------------------------------
                                           Anthony St. John
                                     President of Sales and Marketing
                                              and Director



Date: August 27, 2001                    /s/ Robert B. Bell
                                    -------------------------------------
                                           Robert B. Bell
                                             Director



Date: _______ ___, 2001             _____________________________________
                                           Martin Fox
                                            Director



Date: _______ ___, 2001             _____________________________________
                                           Jack Furst
                                            Director

Date: _______ ___, 2001             _____________________________________
                                         Michael Levitt
                                            Director




Date: August 27, 2001                      /s/ Sid Paterson
                                    -------------------------------------
                                           Sid Paterson
                                             Director



Date: _______ ___, 2001             _____________________________________
                                           Harshad Shah
                                             Director



Date: August 27, 2001                      /s/ Richard Videbeck
                                    -------------------------------------
                                           Richard Videbeck
                                               Director

                                 EXHIBIT INDEX

Exhibit
Number                      Exhibit Description
-------                     -------------------

 1.01  Form of Underwriting Agreement for [Common Stock] [Preferred Stock].*

 1.02 Form of Underwriting Agreement for [Convertible] [Senior] [Subordinated] Debt Securities.*

 4.01 Certificate of Incorporation of Globix, as amended (filed as Exhibit 3.1 to Globix's Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2000, and incorporated by reference herein).

 4.02 Bylaws of Globix (filed as Exhibit 3.2 to Globix's Form 10-K, filed with the Securities and Exchange Commission on December 29, 2000, and incorporated by reference herein).

 4.03  Form of Senior Indenture.*

 4.04  Form of Senior Debt Security.*

 4.05  Form of Subordinated Indenture.*

 4.06  Form of Subordinated Debt Security.*

 4.07  Form of Standard Stock Warrant Provisions.*

 4.08  Form of Standard Debt Securities Warrant Provisions.*

 5.01  Opinion of Milberg Weiss Bershad Hynes & Lerach LLP.*

12.01  Statement Regarding Computation of Ratios.*

23.01 Consent of Milberg Weiss Bershad Hynes & Lerach LLP. (included in Exhibit 5.01).*

23.02  Consent of Arthur Andersen LLP, independent public accountants.

24.01  Power of Attorney (see the signature page to this Registration
       Statement).


* To be filed, as applicable to a particular offering of securities, as an exhibit to a Current Report on Form 8-K pursuant to Regulation S-K, Item 601(b).